Exhibit 1.1

8,250,000 Shares

PARSLEY ENERGY, INC.

Class A common stock

UNDERWRITING AGREEMENT

May 23, 2016

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

As representative of the several

underwriters named in Schedule A hereto

Ladies and Gentlemen:

1. Introductory. Parsley Energy, Inc., a Delaware corporation (the “Company”) agrees with Credit Suisse Securities (USA) LLC (the “Representative”), as representative of the several Underwriters named in Schedule A hereto (the “Underwriters”), to issue and sell to the Underwriters 8,250,000 shares (the “Firm Securities”) of the Company’s Class A common stock, par value $0.01 per share (the “Securities”) on the terms set forth in this agreement (this “Agreement”). The Company also agrees to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 1,237,500 additional shares of its Securities (the “Optional Securities”) as set forth in Section 3 below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. Certain terms used in this Agreement are defined in Section 2(i) hereof.

2. Representations and Warranties of the Company. (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-204766) covering the registration of the Offered Securities under the Act, which has become effective under the Act. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of such registration statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 6:30 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” means any date and time as of which any part of the Registration Statement, or the most recent post-effective amendment thereto, became, or was deemed to become effective under the Act in accordance with the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii) Compliance with the Requirements of the Act. (i) At the Effective Time and on the applicable Closing Date, the Registration Statement conformed, and will conform, in all material respects, to the requirements of the Act and the Rules and Regulations, and at the Effective Time did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(iii) Ineligible Issuer Status. (i) At the time of the initial filing of the Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(iv) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated May 23, 2016 (the “Preliminary Prospectus”) (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(v) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.

(vi) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the management, condition (financial or other), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”); all such jurisdictions of qualification as a foreign corporation are listed on Schedule D hereto.

(vii) Subsidiaries. The Company owns, directly or indirectly, the issued and outstanding capital stock, membership interests, partnership interests or other ownership interests (as applicable) as set forth across the name of the entities listed on Schedule C hereto, which constitute all direct or indirect subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) of the Company. References herein to “Subsidiaries” refer to the entities listed on Schedule C hereto. Each such Subsidiary has been duly incorporated or formed and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate, limited liability company, limited partnership, and/or other similar power and authority to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and each Subsidiary is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all such jurisdictions of foreign qualification are listed on Schedule D hereto; all of the issued and outstanding capital stock, membership interests, partnership interests or other ownership interests of each such Subsidiary has been duly authorized and validly issued and, in the case of any corporation, is fully paid and nonassessable; and the capital stock or other ownership interests of each such Subsidiary owned by the Company, directly or indirectly, is owned free from liens, encumbrances and defects, other than those arising under (A) the Amended and Restated Credit Agreement, dated as of October 21, 2013, by and among Parsley Energy, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent and the lenders party thereto, as heretofore amended, restated, modified or supplemented (the “Wells Fargo Credit Agreement”), or (B) as otherwise would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(viii) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and the Final Prospectus under the heading “Capitalization”; all outstanding shares of capital stock of the Company have been, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, and will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus in all material respects; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus there are no outstanding (A) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (B) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options. The Company has not, directly or indirectly, offered or sold any of the Offered Securities by means of any “prospectus” (within the meaning of the Act and the Rules and Regulations) or used any “prospectus” or made any offer (within the meaning of the Act and the Rules and Regulations) in connection with the offer or sale of the Offered Securities, in each case other than through the Preliminary Prospectus, the Final Prospectus and any Permitted Free Writing Prospectus (as defined herein).

(ix) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(l) hereof.

(xi) Listing. Application has been made to the New York Stock Exchange for listing of the Offered Securities, and, on or before the First Closing Date, the Offered Securities will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(xii) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except (i) such as have been obtained, (ii) where the failure of the Company to obtain or make any such consent, approval, authorization, order, filing or registration would not reasonably be expected to have a Material Adverse Effect, or (iii) such as have been made or as may be required under state or foreign securities or “Blue Sky” laws or by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(xiii) Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its Subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Company’s estimates of its net proved reserves contained in the General Disclosure Package and the Final Prospectus and (ii) good and marketable title to all other real and personal property reflected in the General Disclosure Package and the Final Prospectus as assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as (w) are described in the General Disclosure Package and the Final Prospectus, (x) are liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations, (y) do not materially affect the value of the properties of the Company and its Subsidiaries and do not interfere in any material respect with the use made or proposed to be made of such properties by the Company or its Subsidiaries or (z) where failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; any other real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material, do not interfere in any material respect with the use made and proposed to be made of such property and buildings by the Company or its Subsidiaries and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and the working interests derived from oil, gas and mineral leases or mineral interests that constitute a portion of the real property held or leased by the Company and its Subsidiaries reflect in all material respects the rights of the Company and its Subsidiaries to explore, develop or produce hydrocarbons from such real property in the manner contemplated by the General Disclosure Package and the Final Prospectus, and the care taken by the Company and its Subsidiaries with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company and its Subsidiaries operate for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons. With respect to interests in oil and gas properties obtained by or on behalf of the Company and its Subsidiaries that have not yet been drilled or included in a unit for drilling, the Company and its Subsidiaries have carried out such title investigations in accordance with the customary practice in the oil and gas industry in the areas in which the Company and its Subsidiaries operate.

(xiv) Rights-of-Way. The Company and its Subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to enable the Company to conduct its business in the manner described in the General Disclosure Package and the Final Prospectus, subject to qualifications as may be set forth in the General Disclosure Package and the Final Prospectus, except where failure to have such rights-of-way would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xv) Status of Oil and Gas Leases. As of the date hereof, (i) all royalties, rentals, deposits and other amounts owed under the oil and gas leases constituting the oil and gas properties of the Company and its Subsidiaries have been properly and timely paid (other than amounts held in suspense accounts pending routine payments or related to disputes about the proper identification of royalty owners and except where the failure to timely pay or pay such amounts would not reasonably be expected to have a Material Adverse Effect); and no material amount of proceeds from the sale or production attributable to the oil and gas properties of the Company and its Subsidiaries are currently being held in suspense by any purchaser thereof, except where such amounts due would not reasonably be expected to have a Material Adverse Effect, and (ii) there are no claims under take-or-pay contracts pursuant to which natural gas purchasers have any make-up rights affecting the interests of the Companies or its Subsidiaries in their respective oil and gas properties, except where such claims would not reasonably be expected to have a Material Adverse Effect.

(xvi) Reserve Engineers. Netherland, Sewell & Associates, Inc., the reserve engineer that prepared a reserve report on estimated net proved oil and natural gas reserves held by the Company and its Subsidiaries as of December 31, 2015, has represented to the Company that they are an independent petroleum engineer with respect to the Company and its Subsidiaries for the periods set forth in the General Disclosure Package and the Final Prospectus.

(xvii) Reserve Report Information. The information contained in the General Disclosure Package and the Final Prospectus regarding estimated proved reserves of the Company and its Subsidiaries is based upon the reserve reports prepared by Netherland, Sewell & Associates, Inc. The information provided to Netherland, Sewell & Associates, Inc., by the Company and its Subsidiaries, including, without limitation, information as to: production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates the reports were made. Such information was provided to Netherland, Sewell & Associates, Inc., in accordance with all customary industry practices.

(xviii) Reserve and Production Information. The factual information underlying the estimates of reserves of the Company and its Subsidiaries included or incorporated by reference in the General Disclosure

Package and the Final Prospectus, including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other factors, changes in applicable regulations or regulatory guidance regarding the rules for estimating reserves, in each case in the ordinary course of business, and except as described in the General Disclosure Package and the Final Prospectus, neither of the Company nor any of its Subsidiaries is aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the aggregate present value of future net cash flows therefrom, as described in the General Disclosure Package and the Final Prospectus.

(xix) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, the issuance and sale of the Offered Securities and the application of the net proceeds therefrom as set forth in the General Disclosure Package and the Final Prospectus will not result in a breach or violation of any of the terms and provisions of, or constitute, or with the giving of notice or lapse of time, would constitute, a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) their respective certificate of formation, limited liability company agreement, limited partnership agreement, charter, or by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or any of its Subsidiaries is subject, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect.

(xx) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is (i) in violation of its respective certificate of formation, limited liability company agreement, limited partnership agreement, charter, by-laws or similar organizational documents, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected to have a Material Adverse Effect.

(xxi) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xxii) Possession of Licenses and Permits. The Company and its Subsidiaries possess all certificates, authorizations, franchises, licenses and permits issued by appropriate federal, state, local or foreign regulatory bodies (collectively, “Licenses”) necessary or material to the conduct of the business in the manner described in the General Disclosure Package and the Final Prospectus to be conducted by them, except where the failure to have obtained the same would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxiii) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect or except as described in the General Disclosure Package and the Final Prospectus.

(xxiv) Possession of Intellectual Property. The Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xxv) Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, (a)(i) neither the Company nor any of its Subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection or restoration of the environment or natural resources, to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Company nor any of its Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site storage, treatment, or disposal site, (v) neither the Company nor any of its Subsidiaries is subject to any pending, or to the Company’s knowledge, threatened, claim by any governmental agency or governmental body or person arising under Environmental Laws or relating to the release of or exposure to Hazardous Substances, and (vi) the Company and its Subsidiaries have received, are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their business, except in each case covered by clauses (i)-(vi) such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) to the knowledge of the Company and its Subsidiaries, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would reasonably be expected to have a Material Adverse Effect; and (c) in the ordinary course of its business, each of the Company and its Subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company and its Subsidiaries, and, on the basis of such evaluation, the Company and its Subsidiaries have reasonably concluded that such Environmental Laws are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, and polychlorinated biphenyls, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

(xxvi) Accurate Disclosure. The statements made in or incorporated by reference into the General Disclosure Package and the Final Prospectus under the headings “Certain Relationships and Related Transactions, and Director Independence”, “Description of Capital Stock”, “Business—Regulation of the Oil and Natural Gas Industry”, “Business—Regulation of Environmental and Occupational Safety and Health Matters”, “Legal Proceedings” and “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders”, in each case to the extent that they constitute matters of law or summaries of legal matters, any other instruments, agreements, or documents, summaries of legal or regulatory proceedings, or legal conclusions are correct in all material respects. There are no contracts or documents which are required to be described in the Registration Statement or the Preliminary Prospectus pursuant to Form S-3 or to be filed as exhibits to the Registration Statement pursuant to Item 601 of Regulation S-K which have not been so described or filed as required, except for where the failure to describe or file such exhibits would not have a Material Adverse Effect.

(xxvii) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxviii) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus, or the General Disclosure Package or the Final Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

(xxix) Internal Controls and Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the General Disclosure Package and Final Prospectus, since the date of the most recent balance sheet of the Company and its Subsidiaries reviewed or audited by KPMG LLP, (i) the Company has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxx) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) to the Company’s knowledge, are threatened or contemplated.

(xxxi) Financial Statements. The historical financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows of the Company and its Subsidiaries for the periods shown. Except as disclosed in the General Disclosure Package and the Final Prospectus, such financial statements comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and have been prepared in all material respects in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise stated therein. KPMG LLP has certified the audited financial statements of the Company included or incorporated by reference in the Registration Statement, General Disclosure Package and the Final Prospectus, and is an independent registered public accounting firm with respect to the Company and its Subsidiaries within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). The other financial and statistical data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(xxxii) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company or any of its Subsidiaries, (iv) there has been no obligation, direct or contingent, that is material to the Company or any of its Subsidiaries taken as a whole, incurred by the Company or any of its Subsidiaries, except obligations incurred in the ordinary course of business and (v) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

(xxxiii) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(xxxiv) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act has (i) imposed (or has informed the Company or any of its Subsidiaries that it is considering imposing) any condition (financial or otherwise) on the Company’s or any of its Subsidiaries’ retaining any rating assigned to the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries or (ii) indicated to the Company or any of its Subsidiaries that it is considering any of the actions described in Section 7(d)(ii) hereof.

(xxxvi) Insurance. Except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus, the Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes are adequate for the conduct of their business. All such policies of insurance insuring the Company and its Subsidiaries are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any reason to believe that any of them will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect, except as disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(xxxvii) Tax Returns. The Company and its Subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect); and, except as set forth in the General Disclosure Package and the Final Prospectus, the Company and its Subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxxviii) Certain Relationships and Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or its Subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its Subsidiaries on the other hand, which is required to be described in the General Disclosure Package which is not so described therein.

(xxxix) No Unlawful Payments. None of the Company or any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, any of its or their respective directors, officers, agents, employees or other persons associated with or acting on behalf of the Company or any of its Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xl) Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Subsidiaries, threatened.

(xli) Compliance with OFAC. None of the Company or any of its Subsidiaries, or to the knowledge of the Company and its Subsidiaries, any of the directors, officers, agents, employees or affiliates of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and none of the Company or any of its Subsidiaries will, directly or indirectly, use the proceeds of the offering and sale of its Offered Securities under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $23.862 per share, the Firm Securities as set forth opposite the name of such Underwriter in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company, at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at 9:00 am (Eastern Time), on May 27, 2016, or at such other time not later than seven full business days thereafter as the Representative and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Firm Securities will be made through the facilities of the Depositary Trust Company (the “DTC”) unless the Representative shall otherwise instruct.

In addition, upon written notice from the Representative given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities; provided, however, that the amount paid by the Underwriters for any Optional Securities shall be reduced by an amount per Security equal to any dividends declared by the Company and payable on the Firm Securities but not payable on such Optional Securities.

Such notice shall set forth (i) the aggregate number of shares of Optional Securities to be sold by the Company as to which the Underwriters are exercising the option and (ii) the time, date and place at which the Optional Securities will be delivered (each time for the delivery of and payment for the Optional Securities being herein referred to as an “Optional Closing Date,” which may be the First Closing Date) (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”). The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representative to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Company.

Each Optional Closing Date shall be determined by the Representative but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representative for the accounts of the several Underwriters in a form reasonably acceptable to the Representative, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representative drawn to the order of the Company, at the above office of Latham & Watkins LLP. The delivery of any Optional Securities will be made through the facilities of the DTC unless the Representative shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company will advise the Representative promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Underwriter of such timely filing.

(b) Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representative of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representative’s consent; and the Company will also advise the Representative promptly of (i) any amendment or supplementation of the Registration Statement or the Statutory Prospectus, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months after the date hereof, the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the date hereof and satisfying the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(e) Furnishing of Prospectuses. The Company will furnish to the Representative copies of the Registration Statement (and, upon request of any Underwriter, a signed copy thereof), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representative requests. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this agreement, unless otherwise agreed by the Company and the Representative. All other such documents shall be so furnished as soon as available, unless otherwise agreed by the Company and the Representative.

(f) Blue Sky Qualifications. The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or Blue Sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities. Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representative and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representative (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representative may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to (i) any filing fees and reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or Blue Sky laws of such jurisdictions as the Representative designates and the preparation and printing of memoranda relating thereto, (ii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters up to $30,000, in connection with the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, (iii) fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, (iv) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (vi) expenses incurred in distributing preliminary prospectuses, the Final Prospectus (including any amendments and supplements thereto) and the Registration Statement (and exhibits thereto) to the Underwriters and expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (vii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement. The Company will also pay or reimburse the Underwriters (to the extent incurred by them) for costs and expenses of the Underwriters and the Company’s officers and employees and any other expenses of the Underwriters and the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, including 50% of the cost of the chartering of airplanes.

It is understood, however, that except as provided in this Section 5(h) and Sections 8 and 10 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel and any road show expenses incurred by them (other than costs and expenses incurred by the Underwriters on behalf of the Company).

(i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) [Omitted].

(l) Lock-Up Agreement With Respect to Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities (other than the Offered Securities and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof and described in the Preliminary Prospectus or the General Disclosure Package), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities (other than the grant of options pursuant to employee benefit plans, option plans, qualified stock option plans or other employee compensation plans existing on the date hereof and described in the Preliminary Prospectus or the General Disclosure Package), (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representative, except (i) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (ii) the filing of a registration statement on Form S-8 relating to, and the issuance and sale of Lock-Up Securities pursuant to, the terms of a plan described in the General Disclosure Package and the Final Prospectus and (iii) issuances of Lock-Up Securities issued as consideration for the acquisition of equity interests or assets of any person, or the acquiring by the Company by any other manner of any business, properties, assets, or persons, in one transaction or a series of related transactions or the filing of a registration statement related to such Lock-Up Securities; provided that (x) no more than an aggregate of 10% of the number of shares of the Company’s capital stock outstanding as of the First Closing Date are issued as consideration in connection with all such acquisitions and (y) prior to the issuance of such shares of the Company’s capital stock each recipient of such shares agrees in writing to be subject to the “lock-up” described in this Section 5(l) for the remaining term of the Lock-Up Period. The initial Lock-Up Period will commence on the date hereof and continue for 45 days after the date hereof or such earlier date that the Representative consents to in writing.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company and the Representative agree that any such Permitted Free Writing Prospectus is listed on Schedule B hereto. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing

Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption of Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

7. Conditions to the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) KPMG Comfort Letter. The Representative shall have received a “comfort letter,” dated the date hereof, of KPMG LLP in form and substance satisfactory to the Representative, covering the financial information in the Registration Statement, the General Disclosure Package and the Final Prospectus and other customary matters. In addition, on each Closing Date, the Underwriters shall have received from such accountant a “bring-down comfort letter” dated such Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Registration Statement and the Final Prospectus and (ii) procedures shall be brought down to a date no more than three (3) days prior to such Closing Date.

(b) Netherland, Sewell Reserve Engineer Letter. The Representative shall have received a letter, dated the date hereof, of Netherland, Sewell & Associates, Inc., independent petroleum engineers, in form and substance satisfactory to the Representative, covering the oil and gas reserves information in the Registration Statement, the General Disclosure Package and the Final Prospectus and other customary matters. In addition, on each Closing Date, the Underwriters shall have received from such independent petroleum engineers a “bring-down” letter dated such Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representative, in the form of the letter delivered on the date hereof, except that (i) it shall cover the oil and gas reserves information in the Registration Statement and the Final Prospectus and (ii) procedures shall be brought down to a date no more than three (3) days prior to the Closing Date.

(c) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for in such filing in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representative, shall be contemplated by the Commission.

(d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e) Opinion of Counsel for the Company. The Representative shall have received an opinion, dated such Closing Date, of Vinson & Elkins L.L.P., as to the matters described in Schedule E hereto

(f) Opinion of General Counsel for the Company. The Representative shall have received an opinion, dated such Closing Date, of Colin W. Roberts, General Counsel for the Company, as to the matters described in Schedule F hereto.

(g) Opinion of Counsel for Underwriters. The Representative shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h) Officers’ Certificate. The Representative shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and as of such Closing Date; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole except as set forth in the General Disclosure Package, the Final Prospectus or as described in such certificate.

(i) Lock-Up Agreements. On or prior to the date hereof, the Representative shall have received lock-up letters in the form of Exhibit A from each of the persons listed on Schedule G hereto.

The Company will furnish the Representative with any additional opinions, certificates, letters and documents as the Representative reasonably requests and conformed copies of documents delivered pursuant to this Section 7. The Representative may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters by Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the

Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) [Omitted].

(c) Indemnification of Company. Each Underwriter will, severally and not jointly, indemnify and hold harmless the Company, each of its directors and each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” and (ii) the paragraph relating to stabilization by the Underwriters in the thirteenth paragraph under the caption “Underwriting”.

(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (c) above, notify the indemnifying party of the commencement thereof; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d) hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including reasonable documented fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 hereof and all obligations under Section 5 hereof shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, hand delivered or telecopied and confirmed to the Representative at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention: Equity Syndicate Desk, with a copy to the Legal Department or, if sent to the Company, will be mailed, hand delivered or telecopied and confirmed to it at 303 Colorado Street, Suite 3000, Austin, Texas 78701 Attention: Colin W. Roberts; provided, however, that any notice to an Underwriter pursuant to Section 8 hereof will be mailed, hand delivered or telecopied and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representative will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Underwriters have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether any Underwriter has advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representative and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that each of the Underwriters and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Underwriters for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Underwriters shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the underwriters to properly identify their respective clients.

[Signature Pages Follow]

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon this Agreement will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

PARSLEY ENERGY, INC.

By:	/s/ Bryan Sheffield
Name:	Bryan Sheffield
Title:	Chief Executive Officer

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Randy Bayless
Name:	Randy Bayless
Title:	Managing Director

Acting on behalf of itself and as a Representative of the several Underwriters.

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriter	Number of Firm Securities to be Purchased
Credit Suisse Securities (USA) LLC	3,795,000
Goldman, Sachs & Co.	536,250
J.P. Morgan Securities LLC	536,250
Morgan Stanley & Co. LLC	536,250
Raymond James & Associates, Inc.	536,250
Tudor, Pickering, Holt & Co. Securities, Inc.	536,250
Wells Fargo Securities, LLC	536,250
Canaccord Genuity Inc.	103,125
Deutsche Bank Securities Inc.	103,125
Evercore Group L.L.C	103,125
Heikkinen Energy Securities, LLC	103,125
IBERIA Capital Partners L.L.C.	103,125
Johnson Rice & Company L.L.C.	103,125
KeyBanc Capital Markets Inc.	103,125
KLR Group, LLC	103,125
Nomura Securities International, Inc.	103,125
Seaport Global Securities LLC	103,125
Stifel, Nicolaus & Company, Incorporated	103,125
SunTrust Robinson Humphrey, Inc.	103,125
Total:	8,250,000

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Free Writing Prospectus filed with the SEC on May 23, 2016

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

Price per share to the public: $24.60

SCHEDULE C

Subsidiaries of the Company

Entity	Percentage Ownership	Jurisdiction
Parsley Energy, LLC	81.0%	Delaware
Parsley Energy Operations, LLC	100.0%	Texas
Parsley Energy, L.P.	100.0%	Texas
Parsley Energy Management, LLC	100.0%	Texas
Parsley Energy Aviation, LLC	100.0%	Texas
Parsley Finance Corp.	100.0%	Delaware
Pacesetter Drilling, LLC	63.0%	Texas
Parsley Minerals, LLC	100.0%	Texas

SCHEDULE D

Jurisdictions of Foreign Qualification of the Company and Subsidiaries

Entity	Jurisdiction of Foreign Qualification
Parsley Energy, Inc.	Texas
Parsley Energy, LLC	Texas
Parsley Energy Operations, LLC	N/A
Parsley Energy, L.P.	N/A
Parsley Energy Management, LLC	N/A
Parsley Energy Aviation, LLC	N/A
Parsley Finance Corp.	Texas
Pacesetter Drilling, LLC	N/A
Parsley Minerals, LLC	N/A

SCHEDULE E

Form of Vinson & Elkins L.L.P. Opinion

1.	The Company has been duly incorporated and is validly existing as a corporation, and is in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Final Prospectus; and is duly qualified to do business as a foreign corporation and is in good standing in the State of Texas.

2.	Parsley Energy, LLC is validly existing as a limited liability company and in good standing under the laws of the State of Delaware, with the limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign limited liability company and is in good standing in the State of Texas.

3.	The Company directly owns such limited liability company interests of Parsley Energy, LLC as are described in the Registration Statement, the General Disclosure Package and the Final Prospectus; such membership interests have been duly authorized and validly issued in accordance with the Amended and Restated Limited Liability Company Agreement of Parsley Energy, LLC and are fully paid (to the extent required) and non-assessable (except as such non-assessability may be limited by sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and the Company owns such membership interests free and clear of all liens, encumbrances, equities or claims (“Liens”) (other than Liens arising under or in connection with the Wells Fargo Credit Agreement, as described in the Registration Statement, the General Disclosure Package, and the Final Prospectus) (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as debtor is on file in the office of the Secretary of State of the State of Delaware as of May __, 2016 or (B) otherwise known to us without independent investigation, other than those created by or arising under the Delaware LLC Act.

4.	Each of Parsley Energy Operations, LLC, Parsley Energy Aviation, LLC, Parsley Energy Management, LLC, Parsley Energy, L.P. and Parsley Finance Corp. (each, a “Subsidiary”) is validly existing as a limited liability company, limited partnership, or corporation (as applicable) and in good standing under the laws of its jurisdiction of formation; each Subsidiary has the limited liability company, limited partnership, or corporate (as applicable) power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement, the General Disclosure Package, and the Final Prospectus; Parsley Finance Corp. is duly qualified and in good standing as a foreign corporation in the state of Texas.

5.	The Offered Securities to be issued and sold by the Company to the Underwriters under the Underwriting Agreement have been duly authorized in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (together, the “Governing Documents”) and, when issued and delivered by the Company to the Underwriters upon payment therefor in accordance with the Underwriting Agreement, will be validly issued in accordance with the Governing Documents, free of preemptive rights under federal law, the Delaware General Corporation Law (the “DGCL”) or the Governing Documents, fully paid and non-assessable.

6.	Except as set forth in the General Disclosure Package and the Final Prospectus, there are no persons with registration rights or other similar rights described in or created pursuant to any agreement filed as an exhibit to the Registration Statement to have any securities registered pursuant to the Registration Statement or registered by the Company under the Securities Act or otherwise.

7.

The execution and delivery of the Underwriting Agreement by the Company does not, and the performance by the Company of its obligations under the Underwriting Agreement, the offering, issuance and sale of the Offered Securities pursuant to the terms of the Underwriting Agreement and the application of the proceeds from the sale of the Offered Securities as described under “Use of Proceeds” in the Prospectus will not, (a) result in a breach or default (or an event that, with notice or lapse of time or both, would constitute such an event) under any agreement that is filed as an exhibit to the Registration Statement; (b) violate the provisions of the Governing Documents or the similar organizational documents of the Company’s Subsidiaries; (c) violate any federal, New York or Texas statute, rule or regulation applicable to the Company or the DGCL, the DRULPA, or the Delaware LLC Act, or (d) result in the creation of any additional lien upon any property or assets of the Company or its Subsidiaries under the Wells Fargo Credit Agreement except, with respect to clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated by the Underwriting Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company (a “Material Adverse Effect”); it being understood that we express no opinion in clause (c) of this paragraph (7) with respect to any federal or state securities, Blue Sky or anti-fraud laws, rules or regulations.

8.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

9.	No consent, approval, authorization or order of, registration or qualification with any federal, Texas or New York court or governmental agency or any Delaware court or governmental agency acting pursuant to the DGCL is required to be obtained or made by the Company or its Subsidiaries for the execution, delivery and performance by the Company of the Underwriting Agreement, the compliance by the Company with the terms thereof and the issuance and sale of the Offered Securities by the Company being delivered on the date hereof pursuant to the Underwriting Agreement, except (i) as have been obtained or made, (ii) the registration of the offering and sale of the Offered Securities under the Securities Act, (iii) for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under applicable federal or state securities or Blue Sky laws and the approval by FINRA of the underwriting terms and arrangements in connection with the purchase and distribution of the Offered Securities by the Underwriters or (iv) for such consents that, if not obtained, have not or would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.	The Registration Statement has been declared effective under the Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission; and any required filing of the Final Prospectus pursuant to Rule 424(b) under the Act has been made in the manner and within the time period required by such rule.

11.	The statements made in or incorporated by reference into in the Final Prospectus under the headings “Business—Regulation of the Oil and Natural Gas Industry,” “Business—Regulation of Environmental and Occupational Safety and Health Matters,” “Description of Capital Stock,” “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders,” and “Shares Eligible for Future Sale” and in the Registration Statement in Item 14, to the extent that they constitute descriptions or summaries of the terms of the Common Stock or the documents referred to therein, or refer to statements of federal law, the laws of the State of Delaware or legal conclusions, are accurate in all material respects.

12.	None of the Company or its Subsidiaries is, and, after giving effect to the offering and sale of the Offered Securities pursuant to the terms of the Underwriting Agreement and application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Final Prospectus under the caption “Use of Proceeds,” will be, required to register as an “investment company,” as such term is defined in the Investment Company Act.

13.	Each of the Registration Statement, at the time it was declared effective, the General Disclosure Package, as of the Applicable Time, and the Final Prospectus, when filed with the Commission pursuant to Rule 424(b) under the Securities Act and at the Closing Date (in each case other than (a) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, (b) the other financial data derived therefrom and (c) oil and natural gas reserve data or reports, in each case included in or omitted from the Registration Statement, the General Disclosure Package and the Prospectus, as to which we express no opinion), appears on its face to comply as to form in all material respects with the requirements of the Securities Act.

14.

The LLC Agreement of Parsley Energy, LLC constitutes a valid and legally binding agreement of each of Parsley Energy, Inc. and Parsley Energy, LLC, as applicable, enforceable against each of Parsley Energy, Inc. and Parsley Energy, LLC in accordance with its terms, provided that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

We have participated in conferences with representatives of the Company and with representatives of its independent accountants and counsel for the Underwriters, at which conferences the contents of the Registration Statement, the General Disclosure Package and the Final Prospectus and any amendment and supplement thereto and related matters were discussed. Although we have not undertaken to determine independently, and do not assume any responsibility for, or express opinion regarding (other than listed in paragraph 12 above), the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package or the Prospectus, based upon the participation described above (relying as to factual matters upon statements of fact made to us by representatives of the Company), nothing has come to our attention to cause us to believe that:

(a)	the Registration Statement, as of the latest Effective Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading;

(b)	the General Disclosure Package, as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(c)	the Final Prospectus, as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in each case such counsel need not express any belief with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, (ii) any other financial or accounting information; or (iii) any oil and natural gas reserve data or reports, in each case included in or omitted from the Registration Statement, the General Disclosure Package and the Prospectus.

SCHEDULE F

Form of Opinion of General Counsel of the Company

1.	All of the issued and outstanding limited liability company or limited partnership interests, as the case may be, of each of the Company’s Subsidiaries have been duly authorized and issued in accordance with the limited liability company agreement or limited partnership agreement, as the case may be, of such Subsidiary and are fully paid (to the extent required under such Subsidiary’s limited liability company agreement) and non-assessable (except as such non-assessability may be affected by Sections 153.102, 153.103, 153.202 and 153.210 of the Texas Business Organizations Code (the “TBOC”), in the case of a Texas limited partnership, and Section 101.206 of the TBOC, in the case of a Texas limited liability company) and are owned directly or indirectly by the Company, free and clear of all material liens, encumbrances or claims, except (A) as provided in the Wells Fargo Credit Agreement and (B) as described in the General Disclosure Package and the Final Prospectus.

2.	Except as set forth in the General Disclosure Package and the Final Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

3.	To the knowledge of such counsel, there are no legal or governmental proceedings required to be described in the Registration Statement, the General Disclosure Package or the Final Prospectus under the Securities Act and the Rules and Regulations which are not described as required, or any contracts required to be described in the Registration Statement, the General Disclosure Package or the Final Prospectus or to be filed as exhibits to the Registration Statement, in each case under the Securities Act and the Rules and Regulations, which are not described and filed as required.

SCHEDULE G

Persons Signing Lock-Up Agreement

•	Bryan Sheffield	President, Chief Executive Officer and Chairman of the Board
•	Matthew Gallagher	Vice President—Chief Operating Officer
•	Paul Treadwell	Vice President—Operations
•	Mike Hinson	Vice President—Land
•	Ryan Dalton	Vice President—Chief Financial Officer
•	Thomas B. Layman	Vice President—Geoscience
•	Colin Roberts	Vice President—General Counsel
•	Brad Smith	Vice President—Corporate Strategy and Investor Relations
•	Cecilia Camarillo	Vice President—Accounting
•	Ronald Brokmeyer	Director
•	David H. Smith	Director
•	A.R. Alameddine	Director
•	Randolph Newcomer, Jr.	Director
•	Dr. Hemang Desai	Director
•	William Browning	Director

Exhibit A

Form of Lock-Up Letter

Parsley Energy, Inc.

303 Colorado Street, Suite 3000

Austin, Texas 78701

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

As representative of the several Underwriters

Ladies and Gentlemen:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made of shares of Class A common stock, par value $0.01 per share (the “Securities”), of Parsley Energy, Inc. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees pursuant to the terms of this Lock-Up Agreement (this “Lock-Up Agreement”) that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”), except that the undersigned may exchange any units in Parsley Energy, LLC and a corresponding number of shares of Class B common stock, par value $0.01 per share, of the Company for the Securities in accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of Parsley Energy, LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 45 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Any Securities received upon exercise of options or other securities of the Company granted to the undersigned will also be subject to this Lock-Up Agreement. The restrictions in this Lock-Up Agreement shall not apply to (a) any transactions relating to Securities acquired in the open market after the closing of the offering, provided that with respect to any sale or other disposition of such Securities, no filing under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than on Form 5) or other public announcement shall be required or shall be voluntarily made by any party in connection with subsequent sales of such Securities acquired in such open market transactions during the Lock-Up Period, (b) any exercise of options or vesting or exercise of any other equity-based award, in each case, outstanding on the Public Offering Date, and in each case under the Company’s equity incentive plan or any other plan or agreement described in the prospectus included or incorporated by reference in the Registration Statement, and the withholding of Securities by the Company for the payment of taxes due upon such exercise or vesting, provided that any Securities received upon such exercise or vesting will also be subject to this Lock-Up Agreement, (c) transfers as a bona fide gift or gifts, (d) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or his or her family members, (e) transfers by testate or intestate succession, provided that in each transfer pursuant to clauses (c)-(e) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a

Form 5), or (f) (i) the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act or (ii) sales pursuant to any Rule 10b5-1 plan currently in effect on the date hereof; provided, however, that with respect to clause (i), no sales of Securities or securities convertible into, or exchangeable or exercisable for, Securities, shall be made pursuant to such a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); and provided further, that no party is required to publicly announce, file, or report the establishment of such Rule 10b5-1 Plan in any public report, announcement, or filing with the Securities and Exchange Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public report, announcement, or filing regarding such Rule 10b5-1 Plan.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

It is understood that if the Underwriting Agreement is executed and delivered by the parties thereto yet terminates (other than the provisions thereof that survive termination) prior to payment for and delivery of the Offered Securities (as defined therein), the undersigned shall be released from all obligations under this Lock-Up Agreement. Further, this Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before June 6, 2016. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of officer or director]